UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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TESSERA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
TUDOR BROWN
GEORGE CWYNAR
THOMAS LACEY
GEORGE RIEDEL
DONALD STOUT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

On March 1, 2013, Starboard Value LP issued the following press release:

Starboard Delivers Open Letter To Shareholders Of Tessera Technologies

States that Abrupt Resignations of Kevin Rivette and John Goodrich are Extremely Disturbing and Point to a Dictatorial Chairman and Dysfunctional Board Environment

Believes Material Changes in Board Composition, Executive Leadership, and Corporate Strategy are Immediately Required in Light of Impending Director Resignations, Recent Executive Departures, Dismal Operating Performance and Poor Governance

Intends to File Proxy Materials over the Coming Weeks in Furtherance of Replacing Majority of the Current Board with Highly-Qualified Director Nominees

NEW YORK, March 1, 2013 -- Starboard Value LP (together with its affiliates, “Starboard”), one the largest shareholders of Tessera Technologies, Inc. (TSRA) (“Tessera” or the “Company”) with approximately 7% of the outstanding common stock of the Company, announced today that it has delivered an open letter to the shareholders of Tessera, the full text of which is included below:

March 1, 2013

Open Letter to Shareholders of Tessera Technologies, Inc.

Dear Fellow Shareholders:

Starboard Value LP, together with its affiliates (“Starboard”), currently owns approximately 7% of the outstanding common shares of Tessera Technologies, Inc. (“Tessera” or the “Company”), making us one of the Company’s largest shareholders. As we described in a letter we delivered to the Board of Directors of Tessera (the “Board”) and publicly disclosed on February 19, 2013 (the “First Letter”), we believe the Company is significantly undervalued and that opportunities exist within the control of management and the Board to unlock value for the benefit of all shareholders. For over a year now, we have been attempting to communicate constructively with Tessera in the hope that we could work together to craft a strategy to improve the Company’s financial performance and deliver increased value to shareholders of the Company. Unfortunately, the existing management team and Board have shown no interest in working with us and instead have adopted certain measures designed to disenfranchise shareholders and entrench a subset of the Board.

Recent events indicate that the center of power on the Board and management has no intention of changing, and, in fact, has taken actions to further entrench and insulate themselves from outside influence. The frustration from the Company’s dismal performance and poor governance has now extended beyond shareholders to include two well-respected board members. On February 25, 2013, due to Sarbanes-Oxley requirements, it was publicly reported that three days earlier, two incumbent directors of Tessera, Kevin Rivette and John Goodrich, had delivered a letter to the Board stating that their concerns regarding the behavior of the Chairman had become untenable and that they intended to resign, effective as of the close of business today, if the Chairman of the Board, Mr. Robert Boehlke, had not resigned from the Board before such time. The letter clearly articulated the rationale for their actions:

“In our opinion the failure of current board leadership has prevented effective operating oversight, effective cost control, strategic planning, profit and loss discipline, economically rational strategies for our DOC initiatives and appropriate focus on our core business. The negative effect of these failures has significantly impacted shareholder value.” – Directors Kevin Rivette and John Goodrich

“Mr. Boehlke has arrogated to himself necessary board review and guidance of management.... His actions have interfered with the board’s orderly and necessary oversight of the company.” – Directors Kevin Rivette and John Goodrich

“We believe [Mr. Boehlke’s] actions have prevented our board from meeting its required standards of performance and returning value to the shareholders. It is our belief that his efforts to force the removal of directors who do not support him and to independently find new directors violates the authority of the nominating committee and of the full board....” – Directors Kevin Rivette and John Goodrich

“We have repeatedly tried to affect what we believe are necessary reforms such as greater focus on our core business, effective cost controls, investment analysis and improved board governance to make this company highly successful. Each time Mr. Boehlke has prevented these initiatives from moving forward.” – Directors Kevin Rivette and John Goodrich

The abrupt resignations of Kevin Rivette, a seasoned executive with significant expertise in intellectual property strategy through his experiences at 3LP Advisors and IBM Corporation, and John Goodrich, a named former partner of Wilson Sonsini Goodrich & Rosati, a well-respected law firm, are cause for serious concern. Needless to say, the contents of their resignation letter are extremely disturbing and point to a dictatorial Chairman and dysfunctional board environment in desperate need of shareholder intervention. In our experience, we have rarely witnessed such scathing accusations and internal upheaval, with disagreements rising to a level where highly qualified board members felt they had no choice but to resign because of the actions of the Chairman of the Board.

Further, the resignation of Messrs. Goodrich and Rivette follows a long list of executive departures, including the recent departures of Dr. Farzan “Bob” Roohparvar, former President of DigitalOptics Corporation (“DOC”), and Richard Chernicoff, former President of Intellectual Property and Micro-Electronics Division, both of whom departed the Company within the past six months and approximately just eighteen months after joining Tessera. This is further evidence of significant turmoil and frustration with the leadership of the Company.

We believe these facts, along with the analysis included in our First Letter, point to significant failures on the part of the existing management team and incumbent Board. They have failed to produce acceptable financial results; they have failed to follow through on publicly stated commitments; they have failed to create a healthy and productive environment where employees can thrive and directors can properly oversee the Company; and they have failed to create value for shareholders.

In order to protect and enhance value for all shareholders, on December 21, 2012, we nominated a slate of highly qualified director candidates for election to the Board at the 2013 Annual Meeting. We followed up our nomination notice with a detailed ten-page letter outlining our ideas regarding opportunities for value creation at Tessera. We specifically urged the Company to explore: (i) significantly reducing expenses throughout the organization; (ii) implementing near-term performance hurdles and evaluating alternative strategies for DigitalOptics Corporation (“DOC”); (iii) reducing costs and growing revenue in the Intellectual Property (“IP”) business; and (iv) returning significant capital to shareholders. It was our hope that management and the Board would thoroughly evaluate our views and take action to address our concerns.

Instead, the Company responded to our First Letter just one day later on February 20, 2013 in a press release that failed to address the serious issues we raised and instead confirmed the Company’s commitment to the status quo strategy.

It appears that the incumbent Board and senior management of Tessera have no interest in taking the necessary steps to effect needed change at Tessera and are determined to keep the status quo. This is even more evident after reading the resignation letter of Messrs. Rivette and Goodrich, who blame the “current board leadership” for “prevent(ing) effective operating oversight, effective cost control, strategic planning, profit and loss discipline, economically rational strategies for our DOC initiatives and appropriate focus on our core business.” Interestingly, these criticisms are very similar to the issues we raised and the changes for which we have lobbied over the past year. It is unfortunate that the shareholders no longer enjoy the advocacy of these Board members.

The deeply concerning contents of the director resignation letter, recent executive departures, continued dismal operating performance, and poor governance all further solidify our view that material change in board composition, executive leadership, and corporate strategy are immediately required at Tessera. To this end, we will be filing our proxy materials over the coming weeks, and we will seek support from shareholders to replace a majority of the current Board with highlyqualified director nominees. Following the filing of our proxy materials, we will be sharing more information on our plans for the Company, each of its businesses, and our strategy to unlock substantial value for the benefit of all shareholders. As one of the largest shareholders of Tessera, our interests are directly aligned with yours and we look forward to communicating with you throughout this process.

Best Regards,

Peter A. Feld
Managing Member
Starboard Value

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard LLC"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Tudor Brown, George Cwynar, Thomas Lacey, George Riedel and Donald Stout (collectively, the "Participants").

As of the date of this filing, Starboard V&O Fund owned directly 2,230,400 shares of common stock, $0.001 par value (the "Common Stock"), of the Company. As of the date of this filing, Starboard LLC owned directly 495,741 shares of Common Stock. Starboard Value LP, as the investment manager of Starboard V&O Fund and of a certain managed account (the "Starboard Value LP Account") and the Manager of Starboard LLC, may be deemed the beneficial owner of an aggregate of 3,500,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and including 773,859 shares of Common Stock held in the Starboard Value LP Account. Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 3,500,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and held in the Starboard Value LP Account. As of the date of this filing, Mr. Brown directly owned 600 shares of Common Stock, Mr. Cwynar directly owned 580 shares of Common Stock, Mr. Lacey directly owned 500 shares of Common Stock, Mr. Riedel directly owned 400 shares of Common Stock and Mr. Stout directly owned 581,000 shares of Common Stock.